Exhibit 10.1

                         , 2017

PERSONAL AND CONFIDENTIAL

[Name]

[Address]

Dear [Name]:

Reynolds American Inc. (“RAI”) is pleased to offer you this “Retention Bonus Agreement” in connection with the completion of the transactions described in that certain Agreement and Plan of Merger, dated as of January 16, 2017, among British American Tobacco p.l.c., BATUS Holdings Inc., Flight Acquisition Corporation and RAI (the “Merger Agreement”). This Retention Bonus Agreement will be binding immediately upon its execution, but, notwithstanding any provision of this Retention Bonus Agreement to the contrary, this Retention Bonus Agreement will not become effective or operative (and neither party will have any obligation hereunder) until the occurrence of the “Closing” (as defined in the Merger Agreement). Notwithstanding any provision in this Retention Bonus Agreement to the contrary, if the Merger Agreement is terminated (with the effect that the Closing will not occur), this Retention Bonus Agreement will immediately terminate and you will not be entitled to any payments or benefits hereunder.

1. Retention Bonus.

(a)	Amount and Eligibility. If you remain an employee of RAI or any affiliate of or successor to RAI (collectively, the “Company”) until December 31, 20 (the “Retention Date”), the Company will pay you a retention bonus in an amount equal to $ (the “Retention Bonus”). If your employment with the Company terminates for any reason prior to the Retention Date, no Retention Bonus will be payable under this Retention Bonus Agreement.

(b)	Time of Payment. Your Retention Bonus, if earned, will be paid in a lump sum in cash as soon as practicable (but in no event later than thirty (30) days) following the Retention Date.

2. Tax Withholding. The Company shall withhold from your Retention Bonus all federal, state, city or other taxes as may be required to be withheld pursuant to any law or governmental regulation or ruling.

3. Complete Agreement. This Retention Bonus Agreement embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and effective as of its date supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

4. Counterparts. This Retention Bonus Agreement may be executed in two or more counterparts (including by facsimile or PDF), each of which will be deemed an original but all of which together will constitute one and the same instrument.

Please be aware that this Retention Bonus Agreement does not constitute an offer or guarantee of employment with the Company. Please indicate your agreement to the terms set forth herein by executing this Retention Bonus Agreement in the space provided below.

Very truly yours,

REYNOLDS AMERICAN INC.

By:
Name: Title:

I hereby agree to the terms of this Retention Bonus Agreement.

By:
[Name]

Date:

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